FOR IMMEDIATE RELEASE
Limbach Holdings, Inc. Reports First Quarter 2022 Results
Revenue from Owner Direct Relationships Segment (“ODR”) up 50.3% year-over-year
ODR Segment Accounted for Approximately 54.4% of Consolidated Gross Profit
Conference Call Scheduled for 9:00 am ET on May 11, 2022
WARRENDALE, PA – May 10, 2022 – Limbach Holdings, Inc. (Nasdaq: LMB) today announced its financial results for the quarter ended March 31, 2022. The company reported consolidated revenue of $114.8 million, which was an improvement of 1.3% compared to the first quarter of 2021. Gross margins improved to 16.0% from 15.2% for the first quarter of 2021 and drove a $1.1 million increase in gross profit year-over-year. ODR segment revenue accounted for 37.4% of consolidated revenue in the first quarter of 2022 while contributing approximately 54.4% of consolidated gross profit. We believe that the continued shift in revenue mix to the ODR segment provides for greater revenue stability and higher gross margins.
Charlie Bacon, Limbach’s President and Chief Executive Officer, said, “Our first quarter 2022 results demonstrate strong execution in transitioning the business model toward a greater focus on serving the needs of facility owners. Year-over-year, we generated significant growth in revenue and gross profit dollars in the ODR segment, while also driving stronger gross margins in the GCR segment due to improved project selection and execution. While the first quarter has historically been the company’s weakest quarter seasonally, profitability nonetheless improved year-over-year. As we’ve previously communicated, we continue to believe that business activity will be back half-loaded similar to what we saw in 2021. The demand picture in our target verticals, such as healthcare, data centers, R&D and industrial, continues to be strong, with project sales well ahead of where they were at this time last year. ODR backlog grew from $98.0 million to $106.9 million at the end of the quarter, up 9.1% from December 31, 2021 and 102.3% from March 31, 2021. We currently expect the majority of this backlog will be recognized as revenue this year.”
Mr. Bacon continued, “The ODR segment continues to account for an increasing proportion of total revenue, and an even greater proportion of gross profit. In the first quarter, the ODR segment contributed more than 50% of total gross profit for the first time. In addition to the long-term benefits we have articulated regarding this strategic shift in our business, the emphasis on ODR is serving us well in the current, constrained supply chain environment. For example, we’re continuing to see building owners focus more of their capital investment on maintaining existing equipment and mechanical systems, given the currently longer lead times for new equipment. Our growing maintenance base has us well-positioned to capitalize on this dynamic given the associated pull-through work. Time & Materials work, although a small percentage of our ODR segment revenue, is among our most profitable lines of business.”
Mr. Bacon concluded, “From an operational perspective, we believe the steps we have taken to de-risk the business have been successful. We are also encouraged by sales activity that is pacing well-ahead of where it was at this time last year. This success gives us confidence to introduce 2022 financial guidance for which we expect consolidated revenue to be in a range from $510 million to $540 million with Adjusted EBITDA of between $25 million and $29 million.”
The following are results for the three months ended March 31, 2022 compared to the three months ended March 31, 2021:
•Consolidated revenue was $114.8 million, an increase of 1.3% from $113.3 million. GCR segment revenue of $71.9 million was down 15.2%, while ODR segment revenue of $42.9 million increased by $14.4 million, or 50.3%.
•Gross margin increased to 16.0%, up from 15.2%. On a dollar basis, total gross profit was $18.3 million, compared to $17.2 million. GCR gross profit decreased $1.0 million, or 11.0%, largely due to lower revenue despite slightly higher margins and total net gross profit write-downs of $1.4 million compared to $0.5 million in the prior year quarter. ODR gross profit increased $2.1 million, or 27.4%, due to an increase in revenue, despite lower margins because of revenue mix within the segment.
•Selling, general and administrative expenses increased by approximately $1.6 million, to $18.7 million, compared to $17.1 million. This increase included costs incurred by the newly acquired Jake Marshall entities, an increase in travel and entertainment related expenses, and an increase in costs associated with professional fees, partially offset by a decrease in payroll related expenses. As a percent of revenue, selling, general and administrative expenses were 16.3%, up from 15.1% in the first quarter of 2021.
•Interest expense, net was $0.5 million compared to $1.3 million. This significant decrease was due to our refinancing of the 2019 debt facilities in February 2021, replacing them with debt facilities that carry a lower cost of financing, as well as a lower overall level of indebtedness.
•Net loss for the first quarter of 2022 was $1.5 million as compared to $2.3 million in the first quarter of 2021. Net loss per share for both basic and diluted decreased to $0.15 as compared to net loss per share for both basic and diluted of $0.25 in the prior year. The decrease in net loss was primarily driven by a prior year $2.0 million pre-tax loss on early debt extinguishment in conjunction with the refinancing of the 2019 debt facilities.
•Adjusted EBITDA was $3.4 million for the first quarter of 2022 as compared to $2.1 million for the same period of 2021, an increase of 65.5%. The increase in Adjusted EBITDA was primarily attributable to the $1.1 million increase in gross profit.
•Net cash used in operating activities was $3.0 million as compared to $17.4 million. The increase in operating cash flows was primarily attributable to a decrease in our underbilled position and timing of payments.
Balance Sheet and Backlog
At March 31, 2022, we had cash and cash equivalents of $18.2 million. We had current assets of $210.0 million and current liabilities of $141.6 million at March 31, 2022, representing a current ratio of 1.48x compared to 1.49x at December 31, 2021. Working capital was $68.4 million at March 31, 2022, an increase of $5.2 million from December 31, 2021. At March 31, 2022, we had $9.4 million in borrowings against our revolving credit facility and $3.3 million for standby letters of credit, and carried a term loan balance of $33.0 million.
Total backlog at March 31, 2022 was $447.6 million as compared to $435.2 million as of December 31, 2021. At March 31, 2022, GCR and ODR segment backlog accounted for $340.7 million and $106.9 million of that consolidated total, respectively.

2022 Guidance
Limbach announces the following guidance for FY 2022:

Revenue	$510 million - $540 million
Adjusted EBITDA	$25 million - $29 million
With respect to projected 2022 Adjusted EBITDA, a quantitative reconciliation is not available without unreasonable effort due to the high variability, complexity and low visibility with respect to taxes and other items, which are excluded from Adjusted EBITDA. We expect the variability of this item to have a potentially unpredictable, and potentially significant, impact on future GAAP financial results.
Conference Call Details

Date:	Wednesday, May 11, 2022
Time:	9:00 a.m. Eastern Time
Participant Dial-In Numbers:
Domestic callers:	(877) 407-6176
International callers:	(201) 689-8451
Access by Webcast

The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of Limbach’s website at www.limbachinc.com or by clicking on the conference call link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=yh0Mwq1h. An audio replay of the call will be archived on Limbach’s website for 365 days.
About Limbach
Limbach is an integrated building systems solutions firm whose expertise is in the design, modular prefabrication, installation, management and maintenance of heating, ventilation, air-conditioning (“HVAC”), mechanical, electrical, plumbing and controls systems. Our market sectors primarily include the following: healthcare, life sciences, data centers, industrial and light manufacturing, entertainment, education and government. With 22 offices throughout the United States and Limbach's full life-cycle capabilities, from concept design and engineering through system commissioning and recurring 24/7 service and maintenance, Limbach is positioned as a value-added and essential partner for building owners, construction managers, general contractors and energy service companies.

Forward-Looking Statements
We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, our earnings, Adjusted EBITDA, revenues, expenses, backlog, capital expenditures or other future financial or business performance or strategies, results of operations or financial condition, and in particular statements regarding the impact of the COVID-19 pandemic on the construction industry in the first quarter and future periods, timing of the recognition of backlog as revenue, the potential for recovery of cost overruns, and the ability of Limbach to successfully remedy the issues that have led to write-downs in various business units. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Please refer to our most recent annual report on Form 10-K, as well as our subsequent filings on Form 10-Q and Form 8-K, which are available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release.
Investor Relations

The Equity Group, Inc.
Jeremy Hellman, CFA
Vice President
(212) 836-9626 / jhellman@equityny.com
or
Limbach Holdings, Inc.
S. Mathew Katz
Executive Vice President
(212) 201-7006 / matt.katz@limbachinc.com

LIMBACH HOLDINGS, INC.
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
(in thousands, except share and per share data)	2022	2021
Revenue	$114,822	$113,344
Cost of revenue	96,482	96,115
Gross profit	18,340	17,229
Operating expenses:
Selling, general and administrative	18,734	17,145
Amortization of intangibles	399	104
Total operating expenses	19,133	17,249
Operating loss	(793)	(20)
Other (expenses) income:
Interest expense, net	(486)	(1,264)
Loss on disposition of property and equipment	(36)	(86)
Loss on early termination of operating lease	(817)	—
Loss on early debt extinguishment	—	(1,961)
Gain on change in fair value of warrant liability	—	14
Total other expenses	(1,339)	(3,297)
Loss before income taxes	(2,132)	(3,317)
Income tax benefit	(616)	(1,035)
Net loss	$(1,516)	$(2,282)

Earnings Per Share (“EPS”)
Loss per common share:
Basic	$(0.15)	$(0.25)
Diluted	$(0.15)	$(0.25)
Weighted average number of shares outstanding:
Basic	10,420,690	9,218,087
Diluted	10,420,690	9,218,087

LIMBACH HOLDINGS, INC.
Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per share data)	March 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$18,066	$14,476
Restricted cash	113	113
Accounts receivable (net of allowance for doubtful accounts of $270 and $263 as of March 31, 2022 and December 31, 2021, respectively)	108,969	89,327
Contract assets	75,543	83,863
Income tax receivable	161	114
Other current assets	7,143	5,013
Total current assets	209,995	192,906

Property and equipment, net	20,759	21,621
Intangible assets, net	16,508	16,907
Goodwill	11,370	11,370
Operating lease right-of-use assets	17,719	20,119
Deferred tax asset	4,407	4,330
Other assets	245	259
Total assets	$281,003	$267,512

LIABILITIES
Current liabilities:
Current portion of long-term debt	$13,222	$9,879
Current operating lease liabilities	3,762	4,366
Accounts payable, including retainage	63,734	63,840
Contract liabilities	34,444	26,712
Accrued income taxes	—	501
Accrued expenses and other current liabilities	26,428	24,444
Total current liabilities	141,590	129,742
Long-term debt	34,220	29,816
Long-term operating lease liabilities	14,787	16,576
Other long-term liabilities	3,535	3,540
Total liabilities	194,132	179,674
Commitments and contingencies

STOCKHOLDERS’ EQUITY
Common stock, $0.0001 par value; 100,000,000 shares authorized, 10,423,068 issued and outstanding as of March 31, 2022 and 10,304,242 at December 31, 2021	1	1
Additional paid-in capital	85,553	85,004
Retained Earnings	1,317	2,833
Total stockholders’ equity	86,871	87,838
Total liabilities and stockholders’ equity	$281,003	$267,512

LIMBACH HOLDINGS, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(in thousands)	2022	2021
Cash flows from operating activities:
Net loss	$(1,516)	$(2,282)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	2,062	1,495
Provision for doubtful accounts	56	28
Stock-based compensation expense	599	677
Noncash operating lease expense	1,157	1,043
Amortization of debt issuance costs	32	190
Deferred income tax provision	(77)	(336)
Loss on sale of property and equipment	36	86
Loss on early termination of operating lease	817	—
Loss on early debt extinguishment	—	1,961
Gain on change in fair value of warrant liability	—	(14)
Changes in operating assets and liabilities:
Accounts receivable	(19,698)	2,584
Contract assets	8,320	(1,986)
Other current assets	(2,130)	(2,025)
Accounts payable, including retainage	(105)	(8,813)
Prepaid income taxes	(47)	—
Accrued taxes payable	(501)	(654)
Contract liabilities	7,732	(8,853)
Operating lease liabilities	(1,117)	(994)
Accrued expenses and other current liabilities	1,419	513
Other long-term liabilities	(4)	5
Net cash used in operating activities	(2,965)	(17,375)
Cash flows from investing activities:
Proceeds from sale of property and equipment	39	226
Purchase of property and equipment	(169)	(221)
Net cash used in (provided by) investing activities	(130)	5
Cash flows from financing activities:
Proceeds from Wintrust Term Loan	—	30,000
Payments on Wintrust and A&R Wintrust Term Loans	(1,857)	(500)
Proceeds from A&R Wintrust Revolving Loan	9,400	—
Payments on 2019 Refinancing Term Loan	—	(39,000)
Prepayment penalty and other costs associated with early debt extinguishment	—	(1,376)
Proceeds from the sale of common stock	—	22,773
Proceeds from the exercise of warrants	—	1,989
Payments on finance leases	(660)	(667)

Payments of debt issuance costs	—	(593)
Taxes paid related to net-share settlement of equity awards	(363)	(384)
Proceeds from contributions to Employee Stock Purchase Plan	165	167
Net cash provided by financing activities	6,685	12,409
(Decrease) increase in cash, cash equivalents and restricted cash	3,590	(4,961)
Cash, cash equivalents and restricted cash, beginning of period	14,589	42,260
Cash, cash equivalents and restricted cash, end of period	$18,179	$37,299
Supplemental disclosures of cash flow information
Noncash investing and financing transactions:
Right of use assets obtained in exchange for new operating lease liabilities	$—	$156
Right of use assets obtained in exchange for new finance lease liabilities	864	87
Right of use assets disposed or adjusted modifying operating lease liabilities	(1,276)	36
Right of use assets disposed or adjusted modifying finance lease liabilities	(19)	—
Interest paid	459	1,319
Cash paid (received) for income taxes	$9	$(45)

LIMBACH HOLDINGS, INC.
Condensed Consolidated Segment Operating Results (Unaudited)

	Three Months Ended March 31,				Increase/(Decrease)
(in thousands, except for percentages)	2022		2021		$	%
Statement of Operations Data:
Revenue:
GCR	$71,932	62.6%	$84,804	74.8%	$(12,872)	(15.2)%
ODR	42,890	37.4%	28,540	25.2%	14,350	50.3%
Total revenue	114,822	100.0%	113,344	100.0%	1,478	1.3%

Gross profit:
GCR(1)	8,358	11.6%	9,395	11.1%	(1,037)	(11.0)%
ODR(2)	9,982	23.3%	7,834	27.4%	2,148	27.4%
Total gross profit	18,340	16.0%	17,229	15.2%	1,111	6.4%

Selling, general and administrative:
GCR(1)	8,565	11.9%	9,114	10.7%	(549)	(6.0)%
ODR(2)	9,570	22.3%	7,354	25.8%	2,216	30.1%
Corporate	599	0.5%	677	0.6%	(78)	(11.5)%
Total selling, general and administrative	18,734	16.3%	17,145	15.1%	1,589	9.3%
Amortization of intangibles (Corporate)	399	0.3%	104	0.1%	295	283.7%
Total operating loss	$(793)	(0.7)%	$(20)	—%	$(773)	3865.0%
(1)As a percentage of GCR revenue.
(2)As a percentage of ODR revenue.

Non-GAAP Financial Measures
In assessing the performance of our business, management utilizes a variety of financial and performance measures. The key measure is Adjusted EBITDA, a non-GAAP financial measure. We define Adjusted EBITDA as net income plus depreciation and amortization expense, interest expense, and taxes, as further adjusted to eliminate the impact of, when applicable, other non-cash items or expenses that are unusual or non-recurring that we believe do not reflect our core operating results. We believe that Adjusted EBITDA is meaningful to our investors to enhance their understanding of our financial performance for the current period and our ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service. We understand that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report Adjusted EBITDA. Our calculation of Adjusted EBITDA, however, may not be comparable to similarly titled measures reported by other companies. When assessing our operating performance, investors and others should not consider this data in isolation or as a substitute for net income calculated in accordance with GAAP. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes. A reconciliation of net income to Adjusted EBITDA, the most comparable GAAP measure, is provided below.
We refer to our estimated revenue on uncompleted contracts, including the amount of revenue on contracts for which work has not begun, less the revenue we have recognized under such contracts, as “backlog.” Backlog includes unexercised contract options.

Reconciliation of Net Loss to Adjusted EBITDA

	Three Months Ended March 31,
(in thousands)	2022	2021
Net loss	$(1,516)	$(2,282)

Adjustments:
Depreciation and amortization	2,062	1,495
Interest expense, net	486	1,264
Non-cash stock-based compensation expense	599	677
Loss on early debt extinguishment	—	1,961
Change in fair value of warrants	—	(14)
Loss on early termination of operating lease	817	—
Income tax provision	(616)	(1,035)
Acquisition and other transaction costs	153	—
Restructuring costs(1)	1,435	—
Adjusted EBITDA	$3,420	$2,066
(1)Includes restructuring charges within our Southern California and Eastern Pennsylvania branches as well as other cost savings initiatives throughout the company.